                                                            EXECUTION COPY

                                                                  EXHIBIT 10.9

****CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                   SOFTWARE MAINTENANCE AND SUPPORT AGREEMENT


       THIS AGREEMENT is made the 1st day of June, 1999

B E T W E E N

              724 SOLUTIONS INC., a corporation incorporated under the laws of Ontario, having its principal place of business at 4101 Yonge Street, Suite 702, Toronto, Ontario, Canada M2P 1N6 ("724")

                                       -AND-

              BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION, a national banking association, having an office at 201 Third Street, San Francisco, CA, U.S.A., 94103 ("BOFA")

BACKGROUND:

1. 724 is in the business of designing, developing and marketing Internet-based electronic banking applications over a variety of access platforms.

2. 724 and BofA have entered into a technology license agreement dated as of the date hereof (the "Technology License Agreement") pursuant to which 724 has licensed to BofA the right to use certain technology (referred to in the Technology License Agreement as the "Licensed Technology and, to some extent, the "BofA Funded Improvements") and pursuant to which the Parties have agreed to enter into this Agreement.

3. This Agreement sets out the terms and conditions relating to the provision by 724 of software maintenance, support and related services in respect of the production versions of the Licensed Technology and BofA Funded Improvements.

IN CONSIDERATION of the premises, the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby irrevocably acknowledged), the parties hereto agree as follows:

                                   ARTICLE I
                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following expressions shall have the following meanings:

       "724 CHANNEL" has the meaning ascribed to it in the Technology License Agreement;

       "AFFILIATE" has the meaning given to such term in the Technology License Agreement;

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                                      -2-

       "AGREEMENT" means this Agreement, all schedules attached hereto and any agreement or schedule supplementing or amending this Agreement. The words "hereto," "herein," "hereof," "hereby" and "hereunder" and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement;

       "ANNUAL MAINTENANCE FEE" means the sum of $****;

       "BUSINESS DAY" means any day other than a Saturday, Sunday or holiday observed by Bank of Montreal;

       "CLAIM" means any claim, demand, action, cause of action, damage, loss, liability, cost or expense (including professional fees and disbursements as finally awarded) which may be paid, sustained, suffered or incurred directly by a Person who asserts a right of compensation, contribution or indemnity (a "Claimant") or which may be made or brought against the Claimant by another Person;

       "CONFIDENTIAL INFORMATION" means all information marked as confidential, or identified as confidential if delivered orally and, in any case, disclosed by or on behalf of either Party or their respective Affiliates or subsidiaries (the "DISCLOSING PARTY") to the other (the "RECIPIENT") or coming to the attention of the Recipient, its Affiliates, subsidiaries or other controlled entities or their respective employees, officers, directors, agents or advisors (collectively, the "RECIPIENT GROUP"), together with, regardless of the manner of disclosure and whether or not it was marked or identified as confidential, the source code version of the Licensed Technology (including all physical and electronic manifestations thereof), the Specified Confidential Information, BofA Funded Improvements that are Derivative Works, Third Party Materials and BofA's customer information. Confidential Information does not include any of the following items: (i) information which at the time of its disclosure is publicly available otherwise than as a result of disclosures in breach of a duty or obligation in favour of the Disclosing Party or its Affiliates or subsidiaries and through no fault of the Recipient Group; (ii) information which, after disclosure hereunder, is released to the public by the Disclosing Party without restriction or otherwise properly becomes part of the public domain through no fault of the Recipient Group or any other Person who, to the knowledge of the Recipient after exercising due diligence, owed a duty of confidentiality to the Disclosing Party or its Affiliates (but only after it is released or otherwise becomes part of the public domain); (iii) information which the Recipient can demonstrate was in the possession of a member of the Recipient Group at the time of disclosure and which was not acquired by such Person directly or indirectly under any obligation of confidence or from a Person who, to the knowledge of the Recipient after exercising due diligence, owed an obligation of confidentiality with regard to such information (for the purposes of subsections (ii) and (iii) information shall also be treated as confidential after the Disclosing Party shall have demonstrated to the Recipient that, notwithstanding its due diligence at the time of disclosure, the source of the information was in fact under a duty of confidentiality with respect to such information - the Recipient Group shall not be liable for having acted in good faith that such information was not confidential until the Recipient is so informed); and (iv) information which the Recipient can demonstrate was independently developed

[****]REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

       by any member of the Recipient Group without any use of, or reference to, the Confidential Information of the Disclosing Party;

       "CPI" means the Consumer Price Index (All Items) as published by the United States Department of Commerce Bureau of Labor Statistics, or any successor index thereto;

       "DERIVATIVE WORKS" means a work which is based on the Licensed Technology, such as a revision, enhancement, modification, translation, abridgement, condensation, expansion, or any other form in which the underlying work may be recast, transformed, or adapted, and which, if prepared without authorization of the owner of the copyright in the underlying work, would constitute a copyright infringement. Derivative Works are subject to the ownership rights and licenses of others in the underlying work;

       "EFFECTIVE DATE" means the date upon which the first 724 Channel is delivered to and accepted (or is deemed to be accepted) by BofA in accordance with the acceptance procedure provided for in the Technology License Agreement;

       "ERRORS" means any failure of the Software to comply in all material respects with the documentation for the Software or Improvement published by 724 (including user guides, functional specifications and release notes) or that produces materially incorrect results or the occurrence of incorrect functions;

       "IMPROVEMENT" has the meaning ascribed to it in the Technology License Agreement;

       "INCLUDING" and "INCLUDES" shall be deemed to be followed by the statement "without limitation" and neither of such terms shall be construed to limit any word or statement which it follows to the specific or similar items or matters immediately following it;

       "INTELLECTUAL PROPERTY RIGHTS" includes: (A) any and all proprietary rights provided under (i) patent law, (ii) copyright law, (iii) design patent or industrial design law, (iv) semi-conductor chip or mask work law, or (v) any other statutory provision or common law principle which may provide a right in either (a) ideas, formulae, algorithms, concepts, inventions or know-how generally, including trade secret law, or (b) the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how; and (B) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing;

       "LICENSED TECHNOLOGY" has the meaning ascribed to it in the Technology License Agreement;

       "PARTY" means either 724 or BofA and "PARTIES" means both of them;

       "PERSON" shall be broadly interpreted and includes an individual, corporation, partnership, joint venture, trust, association, unincorporated organization or any other entity recognized by law;

       "PRODUCTION VERSION" means the most current Major Release of the Software or any part thereof, as the context may require, that 724 makes generally available to licensees of such Software and does not include any test or development version of such Software.

       For the avoidance of doubt, "MAJOR RELEASE" encompasses the initial version of each deliverable that BofA accepts in accordance with the Technology License Agreement, subsequent releases identified with a date, e.g., "Geneva 2000" and all Upgrades, unless 724 expressly otherwise identifies those releases. A "BONUS PACK" also is a Major Release; a "SERVICE PACK" (i.e., an Update), is not;

       "SERVICES" means those maintenance and support services listed in Schedule "A" hereto;

       "SOFTWARE" means all Licensed Technology delivered by 724 to, and accepted by, BofA in accordance with the terms of the Technology License Agreement and includes all Improvements delivered by 724 to, and accepted by, BofA;

       "SPECIFIED CONFIDENTIAL INFORMATION" means all of 724's computer programs, code, algorithms, user manuals, programmer instructions, programmer materials, development notes, schematics, architectural diagrams and drawings, patent applications, 724's product and marketing plans and strategies, forecasts, financial plans, business models and business plans, customers, customer lists, financial statements and projections, tax returns, non-public product pricing, materials presented to members of the board of directors of 724 or to the shareholders of 724, names and expertise of employees (when such name or expertise is disclosed by or on behalf of one Party to the other), the terms of this Agreement and any Technical Information or proprietary business information disclosed, made available, or otherwise obtained on 724's premises;

       "TECHNICAL INFORMATION" has the meaning given to such term in the Technology License Agreement;

       "TAX RATE" means, at any given time, the combined Canadian federal and Ontario provincial corporate tax rate applicable to non-manufacturing and processing active business income earned by a corporation which is not a Canadian controlled private corporation, including any surtaxes;

       "TECHNOLOGY LICENSE AGREEMENT" means the Technology License Agreement between the Parties dated as of the date hereof;

       "THIRD PARTY MATERIALS" means any software, documentation, technology, Intellectual Property Rights and other materials which are not owned by 724 but delivered to BofA under the Technology License Agreement together with the Licensed Technology or incorporated in the Licensed Technology;

       "TIME AND MATERIALS RATES" mean the hourly rates for Services stated in Paragraph 3.1(c);

       "UPDATE" means, in respect of any part of the Software, a set of procedures or new program code that 724 implements to correct Errors in such Software and which may include modifications to improve performance or a revised version or release of such Software which may incidentally improve its functionality, but expressly excludes Upgrades (the determination of whether a version or release is an Update or Upgrade in accordance with this or the following definition shall be made by 724 in good faith);

       "UPGRADE" means a new version or release of the Software that 724 makes generally available to its customers to improve the functionality of, or add functional capabilities to, the Software.

1.2 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3 EXTENDED MEANINGS. Words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4 ENTIRE AGREEMENT. The Parties agree that this Agreement and the Technology License Agreement constitute the complete and exclusive statement of the terms and conditions between them covering the performance thereof and cannot be altered, amended or modified except in writing executed by the Parties to be bound thereby. Each of the Parties acknowledge that it has not been induced to enter into this Agreement by any representations not specifically stated herein or in the Subscription Agreement between 724 and Bank of America Corporation, an Affiliate of BofA.

1.5 INVALIDITY. If any of the provisions contained in this Agreement are found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

1.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the federal laws of the United States applicable therein (excluding any conflict of laws rule or principles that might refer such construction to the laws of another jurisdiction) and shall be treated, in all respects, as a California contract. The Parties submit to the non-exclusive jurisdiction of the courts of the Province of Ontario or California. If either Party is permitted to select whether any matter brought before a court is to be decided by jury or by judge, the Parties agree that they will not select to have any such matter decided by jury and hereby waive any such right to a jury trial. The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

1.7 CURRENCY. Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in the lawful currency of the United States of America.

1.8 COMPUTATION OF TIME. When calculating the period of time within which or following which any act is required or permitted to be done, notice given or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next following business day.

1.9 SCHEDULES. The following Schedules are incorporated into and form part of this Agreement:

       Schedule "A"  Software Maintenance and Support Services

       Schedule "B"  Arbitration Rules of Procedure

                                   ARTICLE II
                    SOFTWARE MAINTENANCE AND SUPPORT SERVICES

2.1 PROVISION OF SERVICES. Subject to the exclusions set out in Section 2.3 and Section 2.4 and the payment by BofA of the relevant Annual Maintenance Fee, Time and Materials Rates and other charges provided for herein, 724 shall provide the Services described in Schedule "A" hereto to BofA in respect of the Software. 724 shall render the Services in a good and workmanlike manner, using qualified personnel. BofA shall also be bound by the obligations set out herein as such obligations apply to BofA. This Agreement sets out the entire obligation of 724 with respect to the provision of the Services.

2.2 FEES AND CHARGES In consideration of 724 providing the Services, BofA shall pay to 724 those fees and charges (as well as expense reimbursement) provided for herein. Fees for Services shall be as follows:

       (a) SOFTWARE OTHER THAN IMPROVEMENTS: The Annual Maintenance Fee (calculated and payable as provided in Article III) shall be payable in respect Services concerning the Software and all Updates and Upgrades thereto delivered in accordance with this Agreement and the Technology License Agreement, but does not constitute payment for Services relating to Improvements; and

       (b) IMPROVEMENTS: With respect to Improvements and all Updates and Upgrades thereto delivered in accordance with this Agreement and the Technology License Agreement, except Improvements incorporated by 724 into any Upgrade or new release of the Licensed Technology accepted by BofA in accordance with the Technology License
              Agreement:

              (i) NORMAL TIME AND MATERIALS RATES: Additional fees calculated at 724's Normal Time and Materials Rates shall be payable for Services rendered during Normal Service Hours (as such term is defined in Schedule "A" hereto) by 724 hereunder; and

              (ii) PREMIUM TIME AND MATERIALS RATES: Additional fees calculated at 724's Premium Time and Materials Rates shall be payable for Services rendered outside of Normal Service Hours (as such term is defined in Schedule "A" hereto) by 724 hereunder, all in accordance with the terms set out in Article III and as otherwise set forth in this Agreement.

2.3    EXCLUSIONS.  724 shall not be required to provide Services:

       (a)    to any Person other than BofA;

       (b) in respect of any software or technology that is not the Software or Improvements;

       (c)    in respect of any Derivative Work that is not developed by 724; or

       (d)    in respect of any Software that is altered by a Person other than
              724. BofA shall be solely responsible for supporting any version of the Software which is altered or modified by or on behalf of BofA.

       Any services rendered by 724 to BofA that are not expressly included in this Agreement, (for example, services related to the testing, implementation, installation and integration of the Licensed Technology) shall be billed to BofA at 724's normal Time and Materials Rates. Such amounts, if any, will be billed monthly in arrears and shall be paid by BofA within 30 days of receipt of a correct invoice for such services.

2.4 THIRD PARTY MATERIALS. 724 shall not be responsible for providing Services in respect of Third Party Materials, except that:

       (a) 724 shall redistribute updates of such Third Party Materials to BofA, if 724 has such right under any agreement; and

       (b) 724 will use its commercially reasonable efforts to obtain maintenance services or support on behalf of BofA, at BofA's cost, and only upon BofA's written request.

2.5 PRINCIPAL CONTACT. BofA shall designate one of its employees with sufficient authority to approve expenditures contemplated hereunder, including 724 time and materials services, who shall act as BofA's principal contact with 724 for all services to be provided to BofA hereunder. All contact with 724 and all requests for Services at any of BofA's locations shall be through such designated contact. BofA may change any designated employee at any time by notifying 724 of such change in writing.

2.6 DELIVERY. Any and all supplies of property made pursuant to this Agreement shall be delivered or made available to BofA and Affiliates of BofA outside of Canada. Any provision of tangible personal property pursuant to this Agreement shall be made f.o.b. the premises of BofA, the United States of America. Any other provision of property made pursuant to this Agreement shall be upon the transfer to the system of and receipt by BofA or the Affiliate of BofA, in each case outside of Canada. BofA shall have the right to require delivery by means of electronic transmission subject to the following provisions:

          (i) BofA shall provide and designate to 724 a secure and FTP site for the transmission; and

         (ii) BofA shall assume full responsibility for any interception, breach of confidentiality, theft or other unauthorized disclosure or use of 724's Confidential Information arising or resulting from such electronic transmission, provided that 724 substantially complies with the reasonable information security specifications for the transmission that BofA proposes.

                                  ARTICLE III
                              FEES & PAYMENT TERMS

3.1    FEES AND CHARGES.

       (a) ANNUAL MAINTENANCE FEE. 724 may invoice BofA for the non-refundable Annual Maintenance Fee once annually commencing on the Effective Date. Subsequent invoices may be rendered no earlier than 30 days prior to the renewal date. Such amounts shall be paid by BofA within 30 days of receipt of such invoices.

       (b) TRAVEL AND COMMUNICATION EXPENSES. BofA acknowledges that the Annual Maintenance Fee and any other payments made by BofA to 724 under this Agreement are exclusive of certain costs incurred by 724 in connection with 724 fulfilling its obligations under this Agreement, including all communications, delivery and other expenses reasonably incurred by 724, but excluding the cost of its personnel in providing the Services. If BofA requests that 724 provide services at any location outside of Metropolitan Toronto, BofA shall also reimburse 724 for all reasonable travel expenses (including all reasonable communications, transportation, lodging, meal and other out-of-pocket expenses and all applicable taxes, duties and other such assessments and charges in respect thereof that are not recoverable by way of credit, refund, rebate, offset or similar reimbursement incurred by 724, at 724's cost). All charges payable under this subparagraph (b) shall be invoiced monthly for expenses incurred by 724 in the prior one month period (errors, omissions and late-posted expenses excepted) and shall be payable net 30 days from the date of the invoice.

       (c)    TIME AND MATERIALS RATES.

              (i) Services provided at Time and Materials Rates pursuant to this Agreement may be billed by 724 at the following rates:

              (ii)   NORMAL RATES:


                     (A)    JUNIOR STAFF:  $**** per day

                     (B)    SENIOR STAFF:  $**** per day

              (iii) PREMIUM RATES: The premium rate, as such term is used in this Agreement, is ****% of the relevant Normal Rate.

              (iv) 724 shall assign those personnel to Services provided at Time and Materials Rates who are best-equipped by training and experience to provide high-quality Services professionally and economically.

              (v) 724 shall bill for the hours actually expended by its personnel on work efforts for which this Agreement calls for BofA to pay at Time and Materials Rates. Any partial work exceeding 30 minutes shall be deemed

[****]REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                     a full hour for billing purposes. The hourly rate shall be determined on the basis that a day contains eight hours.

       (d) FEE ADJUSTMENTS. 724 may increase the Annual Maintenance Fee or the Time and Materials Rates, or both, once annually, with effect as of the Effective Date. 724 shall notify BofA of any such increase at least 30 days prior to the anniversary (provided that the failure to deliver such notice or the failure to reflect such increase in related invoices shall not prejudice 724's right to render a further adjusting invoice correcting such omission). Any increase shall not exceed the lesser of: (i) a proportional increase from the previous Annual Maintenance Fee and/or Time and Materials Rates based on the increase in the CPI during the most recent 12-month period for which data are available at the time 724 so notifies BofA; and (ii) ****%. Notwithstanding the foregoing, the level of the Annual Maintenance Fee and the Time and Materials Rates may be increased by a mutually agreeable amount as at an anniversary of the Effective Date if either:
              (a) the scope of the Software and the Improvements for which Services are rendered hereunder is materially expanded; or (ii) the hourly rates of competent software professionals materially increases beyond CPI in any given year. The Parties agree to act reasonably in determining any such fee adjustments.

3.2 REINSTATING SERVICES. If BofA permits this Agreement to lapse and subsequently wishes to reinstate Services for the Software, BofA shall be required to license from 724 and install (and concurrently pay the related license fee based on 724's standard price list) the then current version of the Software incorporating the components and/or functionality most recently licensed by BofA (if 724 cannot provide a version solely incorporating such specific functionality then BofA shall be required to license a more complete version) and to pay an amount equal to the Annual Maintenance Fees that would have been paid by BofA for the period during which this Agreement was not in effect. For greater certainty, all Transfer Taxes and other amounts payable in accordance with Section 3.4 shall be payable in connection with the license and maintenance fees payable pursuant to this Section 3.2. The Software license contemplated by this Section 3.2 shall be governed by the terms of the "Preferred Customer Option" contemplated by the Technology License Agreement.

3.3 INVOICES. Unless otherwise specified under this Agreement, 724 shall invoice BofA for any amount payable hereunder no earlier than 30 days in advance of the date that such payment is due. The terms of each such invoice shall be net 30 days.

       Without limiting the generality of the foregoing, in the event that 724 provides Services to a Person resident or otherwise located in Canada, 724 shall be entitled to issue to BofA or that Person a separate invoice in respect of such Services.

3.4    TAXES.

       (a) In addition to any and all fees, levies, imposts, reimbursements, expenses and other charges hereunder, BofA shall pay to 724 all taxes, duties, levies, imposts and other such assessments or charges which may be assessed, levied or imposed, payable or remittable pursuant to the relevant tax legislation in connection with

[****]REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

              the services and software licenses contemplated herein and any other fees, levies, imposts and other charges in connection with any other supply, provision, or other transfer contemplated by this Agreement (for the purposes of this Section 3.4, collectively referred to as "TRANSFER TAXES"), except taxes on 724's income or capital, and any reference to a payment by BofA, an Affiliate or sublicensee thereof or other Person to or for the benefit of 724 hereunder shall be read to include the payment of any and all such Transfer Taxes.

       (b) Without limiting the generality of the foregoing, all payments by BofA under this Agreement (excluding payments of Transfer Taxes) shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed on or with respect to such payments, and all interest, penalties and other liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Amounts"). If BofA is required by law to deduct any such Amount from payments or in respect of any sum payable hereunder, and remit such Amount to a relevant taxing authority:

              (i) the sum payable shall be increased by BofA as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4(b)(i)), 724 receives an amount equal to the sum it would have received had no deduction been made;

              (ii)   BofA shall make such deductions;

              (iii) BofA shall pay and remit the full Amount deducted to the relevant taxation authority in accordance with applicable law; and

              (iv) Within 30 days after the date of payment or remittance of Amounts referred to in the preceding paragraph to the relevant taxation authority, BofA will furnish to 724 the original or a certified copy of any receipt furnished by the relevant taxing authority evidencing payment thereof.

       (c) For greater certainty, no such additional amount shall be payable by BofA to the extent (but only to the extent) that no deduction, or withholding from the payment to 724 is required by the applicable tax legislation. For example, it is the parties' understanding that where 724 otherwise becomes liable for the payment of U.S. income taxes on a particular payment pursuant to this Agreement by reason of it having a sufficient connection to a U.S. taxing jurisdiction for such U.S. jurisdiction to impose domestic U.S. tax on such payment (such as by 724 maintaining a permanent establishment in the U.S. to which the income arising pursuant to this Agreement is allocated or effectively connected for U.S. tax purposes) other than a connection based merely on the entitlement of 724 to the payments to be made under this Agreement and the Technology License Agreement, then no deduction or withholding requirement would be imposed by U.S. taxation legislation.

              In this regard, the parties acknowledge and agree that BofA will be obligated to withhold from payments to 724 and remit to the applicable U.S. taxation authorities amounts in respect of U.S. tax levied on the payments to 724, and therefore would be obligated to pay the additional amounts contemplated by
              Section 3.4(b)(b)(i), unless certain certificates, documents or other evidence are delivered to BofA by 724, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, including, without limitation, Internal Revenue Service Form W-8ECI, Form W-8BEN (see, e.g. Item 10 in Part II) and any other certificate or statement of exemption required by Treasury Regulation Sections 1.1441-1(e) and 1.1441-4(a) or Section 1.1441-6(b) or any subsequent version thereof, property completed and duly executed by 724 establishing that the payment is: (i) not subject to withholding under the Internal Revenue Code because such payment is effectively connected with the conduct by 724 of a trade or business in the United States; or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. For greater certainty, this provision shall not be construed so as to shift the burden of sales, use, excise, VAT and similar taxes from BofA to 724, even if 724 carries on business in the United States or maintains a U.S. permanent establishment.

       (d) 724 covenants and agrees to act in good faith in connection with requests by BofA for information and certificates or other written statements (as contemplated above) reasonably required by it in order to determine whether it has an obligation with respect to any payment hereunder to deduct or withhold amounts for purposes of remitting them to the relevant taxation authorities and, therefore, an associated obligation to pay the additional amounts contemplated by Section 3.4(b) above. Specifically, 724 covenants and agrees that if it is able to truthfully and in good conscience deliver the required statements or certificates obviating the need for BofA to deduct or withhold amounts from the payments contemplated hereunder, it shall do so upon request by BofA and on a timely basis having regard to BofA's statutory obligations.

       (e) Without duplication of the payments to be made pursuant to Section 3.4(f) and Section 3.4(g), in the event that 724 shall be entitled to receive from the applicable U.S. taxation authorities a refund of tax paid or payable by it (a "Tax Refund") with respect to or calculated with reference to the deduction or withholding giving rise to the payment of the additional amount as contemplated above in Section 3.4(b), 724 shall use reasonable efforts to obtain the Tax Refund, to the extent it can do so without prejudice to the retention of the amount of such Tax Refund, and, upon receipt of such Tax Refund, pay or cause to be paid to BofA such amount as 724 shall have concluded, acting reasonably, to be the after-tax value to it of the Tax Refund which is attributable to the relevant deduction, withholding or tax payable.

       (f) In addition, subject to Section 3.4(g) and without duplication of the payments to be made pursuant to Section 3.4(e), if 724 shall obtain the benefit of a tax credit from the applicable Canadian or United States taxation authorities with respect to amounts deducted or withheld by BofA from payments due hereunder and remitted on behalf of 724 to the applicable U.S. taxation authority (and in respect of which 724 shall have received the additional amount contemplated by Section 3.4(b)), then, upon receipt of the benefit of the tax credit (through offsetting tax liability or through refund), 724 shall, subject to Section 3.4(g), pay or cause to be paid to BofA such amount as 724 shall have concluded, acting reasonably, to be the after-tax value to it of the tax credit which is attributable to the relevant deduction, withholding or tax, to reimburse BofA for all or a portion of the additional amount that had been paid to 724.

       (g) In particular, if 724 shall receive the benefit of a foreign tax credit under its Canadian federal or provincial income tax returns in respect of an amount withheld or deducted at source by BofA and remitted to the applicable U.S. taxation authority, the procedure outlined in Section 3.4(f) shall be applicable provided, however, that the amount of the tax credit shall first be applied:

              (i) to reimburse 724 for the additional Canadian (including federal and provincial) income and other taxes (or loss of tax shelter - such as the reduction of non-capital tax loss carryforwards or utilization of tax credits otherwise available to shelter other current or future income) that it incurred in respect of the taxation of additional amounts paid pursuant to Section 3.4(b) as part of 724's world-wide income. For these purposes, the amount of additional tax burden incurred by 724 shall be deemed to be that amount equal to the product obtained when the Tax Rate is multiplied by the aggregate sum of such additional amounts received or receivable by 724 for all taxation periods (or parts thereof) during the term of this Agreement up to the day on which the calculation is being made; and

              (ii) the balance of any such tax credit shall be applied as a refund to BofA in accordance with the provisions of Section 3.4(f) MUTATIS MUTANDIS. For greater certainty, however, tax credits and tax refunds shall be allocated solely to the particular deduction/withholding by BofA and the additional amounts paid by BofA pursuant to Section 3.4(b) to which they relate.

       (h) Both parties covenant and agree to file or re-file, as applicable, all relevant tax returns and information returns necessary to reflect such payment by 724 to BofA as a full or partial refund, as the case may be, of the additional Amount previously received by 724.

       (i) In the event that a particular taxation authority having jurisdiction shall object, assess, reassess or appeal a position taken by the parties and should such position be upheld or appeals by the relevant party abandoned, the parties undertake to readjust the payments between them, acting reasonably and in good faith.

       (j) If BofA reasonably believes that 724 is entitled to a Tax Refund as described in Section 3.4(e) or a tax credit as described in
              Section 3.4(f) in respect of which 724 has not applied, claimed or deducted in computing its income, or if 724 has so applied for, claimed or deducted, such application, claim or deduction has been denied by the relevant taxing authority, then 724 agrees to (upon receipt of written notice from BofA as to its reasonable belief):
              (A) apply for, claim or deduct such
              amount not yet applied for, claimed or deducted, if applicable;
              or (B) object and, if necessary, appeal such denial (where permitted under the relevant tax legislation) and pursue such objection and appeal in good faith provided: (i) that neither applying for, claiming or deducting the Tax Refund or tax credit, or objecting or appealing the denial of the Tax Refund or tax credit shall in 724's view, materially prejudice 724's past, present or future tax position; and (ii) BofA shall be solely responsible for all costs and expenses related to such objection or appeal, including, without limitation, all legal and accounting fees and disbursements and other out-of-pocket costs arising as a result of objecting or appealing the denial of the Tax Refund or tax credit.

       (k) Provided however, that notwithstanding anything contained herein to the contrary, 724 shall be entitled to arrange its tax affairs in whatever manner it thinks fit and shall not be required to disclose to BofA any information regarding its tax affairs or tax calculations (except that BofA shall be entitled to review 724's tax returns for purposes of verifying the parties' respective rights and obligations pursuant to this Section 3.4).

3.5 LATE FEES. If BofA fails to make payment of the amounts payable to 724 in accordance with Section 3.1, Section 3.2 or Section 3.4 above or any other amount payable pursuant to this Agreement, or any portion or portions thereof, BofA shall pay interest to 724 on such overdue amount in the same currency as such overdue payment is payable both before and after demand, default, and judgment until actual payment in full at a rate per annum equal to **** percent (****%) calculated on a three hundred and sixty-five (365) day year and payable daily in arrears with interest on overdue interest at the same said rate.

3.6 REPRESENTATIONS AND WARRANTIES OF BOFA. Both now and on a continuing basis, BofA represents and warrants to 724 and acknowledges that 724 is relying upon the following representations and warranties:

       (a) BofA is a non-resident of Canada as that term is defined in the EXCISE TAX ACT (Canada);

       (b) BofA is not registered pursuant to subdivision d of Party IX of the EXCISE TAX ACT (Canada); and

       BofA will forthwith provide 724 notice of any change that may affect these representations and warranties.

                                  ARTICLE IV
                              TERM & TERMINATION

4.1 TERM. The initial term of this Agreement shall be two years from the Effective Date. After the initial term, this Agreement shall continue for subsequent one year terms unless terminated by either Party in accordance with the terms hereof or upon notice given at least 90 days prior to the end of the existing term.

[****]REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

4.2 TERMINATION OF TECHNOLOGY LICENSE AGREEMENT. In addition to any other rights or remedies available to either Party, this Agreement shall terminate immediately upon any termination of the Technology License Agreement.

4.3 BUSINESS TERMINATION. In addition to any other rights or remedies hereunder, either Party may terminate this Agreement immediately by giving written notice to the other Party where the other Party: (i) makes any general assignment for the benefit of creditors; (ii) has a receiver and/or manager appointed over its assets (unless such appointment is being contested in good faith by appropriate proceedings); (iii) becomes bankrupt or insolvent or commits an act of bankruptcy or takes or attempts to take advantage of any law or statute for the relief of bankrupt or insolvent debtors; (iv) has a resolution or an order made for its winding up (unless such order is being appealed in good faith by effective proceedings which result in at least a temporary stay of such order); or (v) ceases to carry on business.

4.4 TERMINATION BY 724. In addition to any other rights or remedies hereunder, 724 may terminate this Agreement at any time on giving notice in writing if: (i) BofA or any Affiliate thereof breaches any of its obligations or covenants under the Technology License Agreement; (ii) BofA infringes or contests or provides assistance to any third party who infringes or contests the validity of any copyright or other intellectual or industrial property or proprietary right of 724; (iii) BofA fails to pay in full any sum owing by it under this Agreement within 30 days of the due date thereof and such failure continues for a period of 30 days after delivery of written notice by 724 requiring BofA to cure such failure; or (iv) BofA fails to observe or perform any other material obligation or covenant required to be observed or performed by it under this Agreement and such failure continues for a period of 30 days after delivery of written notice by 724 to BofA requiring BofA to cure such failure.

                                   ARTICLE V
                            LIMITATION OF LIABILITY

5.1 PROGRAMMING ERRORS. BofA acknowledges that although 724 shall use all reasonable efforts in its programming to avoid programming Errors, 724 does not represent or warrant that the operation of the Software and the Improvements will be Error free or that the operation of the Software and Improvements will not be interrupted by reason of defect therein. 724 shall, however, during the term of this Agreement, use all commercially reasonable efforts to correct any defects and make any modifications which are necessary to cause the Software and Improvements to conform in all material respects to their mutually-agreed detailed functional specifications in consideration of the Annual Maintenance Fee and the other fees and charges provided for herein. BofA expressly acknowledges and agrees that the use and operation of any Software, Improvements, Third Party Materials, documentation, services or products that are the subject matter of this Agreement, and the results obtained from such use and operation, are at the sole and exclusive risk of BofA, its Affiliates and their respective customers and other permitted users and that, notwithstanding anything herein to the contrary, 724 assumes no liability or responsibility under this Agreement with respect to the use of, or reliance upon, such Software, Improvements, Third Party Materials or other items by BofA, its Affiliates, their respective customers and other permitted users.

5.2 RESPONSE TO LEVEL 1 ERRORS. If 724 fails to repair one or more Level 1 Errors reported in a particular service call (or series of related service calls) as contemplated in Schedule "A" hereto ( a "Failure") within a 48 hour period commencing on BofA's first service call pursuant to which BofA reports the Failure, BofA shall be entitled to charge the sum of $**** for each day or part thereof (commencing on the day following such 48 hour period) that such Failure remains unrepaired ("Liquidated Damages"), provided, however, that:

       (a) the maximum aggregate Liquidated Damages for any Failure shall be $****;

       (b) the maximum aggregate liability for all Liquidated Damages paid pursuant to this Section 5.2 shall be limited in any one year period commencing as of the Effective Date (the "Maintenance Period"), to the lesser of: (i) $****; and (ii) the Annual Maintenance fee paid during such Maintenance Period less the total amount of all damages, costs, and other amounts paid by 724 to BofA hereunder during such Maintenance Period;

       (c) BofA must invoice 724 for Liquidated Damages relating to a Failure within 30 days of the earlier of: (i) the resolution of the Failure; and (ii) the date that is 20 calendar days from the date upon which Liquidated Damages relating to the Failure commence to accrue; failing which, BofA's right to the Liquidated Damages shall terminate;

       (d) 724's liability under this Section 5.2 shall only apply in respect of Errors that are solely attributed to the unmodified version of the Software for which the Annual Maintenance Fees are paid, and for the avoidance of doubt, 724 shall have no liability under this
              Section 5.2:

              (i) resulting from the operation of any of BofA's systems, facilities or other operating environment;

              (ii) arising from or relating to any year 2000 century date change Error or incompatibility;

              (iii)  arising from or relating to any content; or

              (iv)   arising from or relating to Third Party Materials; and

       (e) 724 and BofA agree that the Liquidated Damages are a genuine pre-estimate of liquidated damages for any Failure; that such Liquidated Damages are reasonable in light of the harm that will be caused by such Failures, the difficulties of proof of loss and the inconvenience of otherwise obtaining an adequate remedy at law: and that notwithstanding any other provision in this Agreement, this Section 5.2 shall BofA's sole remedy in law or otherwise that BofA may have against 724, its Affiliates, officers, directors or agents for any Failure.

[****]REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

5.3    MUTUAL LIMITATION OF LIABILITY.

       (a) LIMITATION ON INDIRECT AND CONSEQUENTIAL DAMAGES. Notwithstanding any other provision of this Agreement, except as contemplated in the Technology License Agreement, in no circumstances shall BofA be liable to 724 and in no circumstances shall 724 be liable to BofA for loss of profits, loss of revenue, failure to realize expected savings, loss of use or lack of availability of facilities (including computer resources and any stored data), or other commercial or economic loss of any kind whatsoever; nor shall either party be liable to the other for any indirect, special, consequential, punitive, exemplary or aggravated damages whether or not arising out of or in connection with the use (or inability to use) or performance of the Licensed Technology, Improvements, documentation, services or products that are the subject matter of this Agreement, even if advised of the possibility of same.

       (b) CUSTOMERS OF BOFA AND ITS AFFILIATES OR OTHER THIRD PARTIES. Notwithstanding any other provision of this Agreement, 724 shall not be liable, obligated or responsible in any way for any Claims under this Agreement of or by any Person other than BofA (and then only to the extent and in the manner contemplated herein) which may use, be given access to, or otherwise involved with or affected by, the Software, the Improvements or the Third Party Materials. BofA covenants and agrees to indemnify 724 (together with its Affiliates and their respective directors, officers, employees and agents) in respect of any such Claims to the extent of, and in the manner contemplated by, Sections 4.4.2, 4.11, 4.12, 4.13, 4.14 and 4.15 of the Technology License Agreement MUTATIS MUTANDIS.

5.4 INTERACTION WITH TECHNOLOGY LICENSE AGREEMENT. The limitations of liability contained in this Article V shall apply for purposes of the Services and other services to be provided by 724 herein and shall not be read so as to apply to the respective rights and obligations of the Parties under the Technology License Agreement. For greater certainty:

       (a) the provisions of the Technology License Agreement, both in terms of the scope of, and limitations on, the liability and obligations of the Parties shall apply with respect to the licensing and use and disclosure of the Licensed Technology, the Improvements and any Third Party Materials;

       (b) nothing herein shall be construed so as to limit or affect the rights and remedies of 724 with respect to 724 Third Party Claims or Breach of Confidentiality Claims (each as defined in the Technology License Agreement); and

       (c) nothing herein shall be construed so as to limit or affect the rights and remedies of BofA with respect to IP Infringement Claims (as defined in the Technology License Agreement).

5.5 MAXIMUM ANNUAL LIABILITY. The liability of either Party under this Agreement, in any one year period commencing on the Effective Date, or anniversary thereof (a "Maintenance Year"), whether based on negligence, breach of contract (whether or not a fundamental breach), warranty or other legal theory, will not exceed an amount equal to one hundred percent (100%) of the Annual Maintenance Fee and other fees and changes paid or payable by BofA in respect of such Maintenance Year. For avoidance of doubt, and except for any breach of any confidentiality obligations hereunder, neither Party shall be obligated or liable to the other Party under this Agreement beyond the limits set forth in this Agreement regardless of the legal basis (contract, tort, or otherwise) for the Claim.


       For avoidance of doubt, any Liquidated Damages paid or payable by 724 to BofA pursuant to Section 5.2 in a Maintenance Year shall count against the maximum aggregate limit of 724's liability in a Maintenance Year as contemplated in the foregoing sentence.

                                     ARTICLE VI
                        CONFIDENTIALITY AND NON-SOLICITATION

6.1 CONFIDENTIAL INFORMATION. Each Party who receives Confidential Information (referred to in this section as the "Receiving Party") of the other Party or its Affiliates (referred to in this section as the "Disclosing Party") shall hold such Confidential Information in trust and confidence for and on behalf of the Disclosing Party and shall not, except as expressly authorized hereunder or in writing by the Disclosing Party, use, copy or disclose to any third party any Confidential Information so received. Each Receiving Party shall take appropriate action by instruction, agreement or otherwise to ensure that the Receiving Party, its Affiliates and shareholders, and each of their directors, officers, employees, consultants, agents and customers are required to keep confidential all Confidential Information of the Disclosing Party which is disclosed to or comes into the possession of any of them. For greater certainty, 724's Specified Confidential Information and the source code version of the Licensed Technology is not to be disclosed or used in any manner not contemplated by the Technology License Agreement. The Receiving Party agrees to obtain from any independent contractor or other Person to whom disclosure of the Disclosing Party's Confidential Information is made in carrying out such purposes, a covenant (on the terms of, but without duplication to, the agreements contemplated by Sections 2.1, 2.2 and 2.6 of the Technology License Agreement) not to further disclose or make use of any of the Disclosing Party's Confidential Information in any manner whatsoever.

6.2 NON-SOLICITATION OF EMPLOYEES. During the term of this Agreement and the one (1) year period thereafter, neither 724 nor any business group within BofA that works directly with 724 (referred to as "OBLIGEE" for the purposes of this Section) shall either individually or in partnership or in conjunction in any way with any person or persons, whether as principal, agent, consultant, shareholder, guarantor, creditor or in any other manner whatsoever actively solicit or endeavour to entice away from the other Obligee or its Affiliates, any person employed by the other Obligee or its Affiliates at the date that this Agreement is terminated for any reason, or who was so employed at any time during the previous one year period or interfere in any way with the employment relationship between any such employee and the other Obligee and its Affiliates. The provisions of this Section 6.2 shall not apply if any one of the events listed in
       Section 4.3 (Business Termination) occurs and this Agreement is terminated as a result thereof, and shall not apply to newspaper and any other generally available recruiting activities conducted by an Obligee provided that the Obligee does not expressly address any such recruiting activities at an employee of the other Obligee.

                                    ARTICLE VII
                                      GENERAL

7.1 DISPUTE RESOLUTION. The following procedure will be adhered to in all disputes arising under this Agreement which the Parties cannot resolve informally. The aggrieved Party shall notify the other Party in writing of the nature of the dispute with as much detail as possible about the deficient performance of the other Party. The project managers shall meet (in person or by telephone) within seven days after the date of the written notification to reach an agreement about the nature of the deficiency and the corrective action to be taken by the respective Parties. The project managers shall each produce a report about the nature of the dispute in detail to their respective managements. If the project managers are unable to agree on corrective action, senior managers of the Parties having authority to resolve the dispute without the further consent of any other person ("Management") shall meet or otherwise act to facilitate an agreement within 14 days of the date of the written notification. If Management cannot resolve the dispute or agree upon a written plan of corrective action to do so within seven days after their initial meeting or other action, or if the agreed-upon completion dates in the written plan of corrective action are exceeded, either party may request arbitration as provided for in this Agreement. Except as otherwise specifically provided, neither Party shall initiate arbitration unless and until this dispute resolution procedure has been employed or waived.

7.2 ARBITRATION. Provided that the Parties have attempted to resolve the dispute pursuant to Section 7.1, either Party may submit any dispute between the Parties arising from or relating to this Agreement, including any failure to agree on a matter requiring agreement, (but not any dispute relating to the ownership of Intellectual Property Rights or the improper disclosure or use of the source code version of the Software, the Improvements or the Third Party Materials) to arbitration in accordance with the provisions of Schedule "B" hereto.

7.3 ATTORNEYS FEES. If a legal action or arbitration proceeding is commenced in connection with any dispute under this Agreement, the prevailing party, as determined by the court or arbitrators, shall be entitled to attorneys' fees actually incurred (including all applicable Transfer Taxes under the relevant tax legislation), costs and necessary disbursements incurred in connection with such action or proceeding.

7.4 EXCUSABLE DELAYS. Dates and times by which 724 or BofA is required to render performance hereunder shall be postponed automatically to the extent and for the period of time that 724 or BofA, as the case may be, is prevented from meeting them by reason of any causes beyond its reasonable control, provided the Party prevented from rendering performance notifies the other Party immediately and in detail of the commencement and nature of such a cause, and provided further than such Party uses its reasonable efforts to render performance in a timely manner utilizing to such end all resources reasonably required in the circumstances, including obtaining supplies or services from other sources if same are reasonably available.

7.5    TIME.  Time is of the essence of each provision of this Agreement.

7.6 NOTICES. Any notice, consent, determination or other communication (herein a "NOTICE") required or permitted to be given or made hereunder shall be in writing and shall be well and sufficiently given or made if:

       (a) delivered in person during normal business hours on a Business Day and left with the addressee at the address set forth below; or

       (b) sent by any electronic means of sending messages, including facsimile transmission, which produces a paper record ("Electronic Transmission") during normal business hours on a Business Day, charges prepaid and confirmed by prepaid first class mail:

       TO 724, AT:

              4101 Yonge Street, Suite 702
              Toronto, Ontario
              M2P 1N6

              Facsimile:  (416) 226-4456
              Attention:  Christopher Erickson

              WITH A COPY TO:

                     4101 Yonge Street, Suite 702
                     Toronto, Ontario
                     M2P 1N6

                     Facsimile:  (416) 226-4456
                     Attention:  Mina Wallace, BankAmerica Project Manager

       TO BOFA, AT:

              Bank of America NT&SA
              Interactive Banking Division Administration #10308
              425 First Street
              San Francisco, CA 94105-2603

              Facsimile: (415) 278-7888
              Attention:  Michael A. Devico, Executive Vice President

       WITH A COPY TO:

              Bank of America
              Office of the General Counsel
              Bank Of America Corporate Center
              100 North Tryon Street
              NC1-007-56-11
              Charlotte, NC 28255

              Facsimile:  (704) 386-6453
              Attention:  Gerald P. Hurst, Associate General Counsel

       AND WITH A COPY TO:

              Bank Of America NT&SA
              Interactive Banking Division
              425 First Street, 3rd Floor
              San Francisco, California
              94105-2603

              Facsimile:  (415) 278-7979
              Attention: Robert W. Newton, Vice-President, Interactive Banking Product Development 3690, 724 Solutions Project Manager

       or to such other address or telecopier number to the attention of such other individuals as any Party may from time to time notify the others in accordance with this section. Any Notice so given or made shall be deemed to have been given or made on the day of delivery if delivered as aforesaid or on the Business Day immediately following the day of Electronic Transmission.

7.7 ASSIGNMENT AND ENUREMENT. No Party may assign any rights or benefits under this Agreement to any Person without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may assign this Agreement to an Affiliate provided that such Affiliate remains an Affiliate of the assigning Party and the original parties hereto remain liable as principal covenantor and, provided further, that if the Affiliate is a Competitor (as defined in the Technology License Agreement) of 724 such Affiliate is wholly-owned, directly or indirectly, by Bank of America Corporation. Provided, further, that BofA may not assign this Agreement to any Person that: (a) is not a non-resident of Canada as that term is defined in the ETA; or (b) is registered pursuant to subdivision d of Part IX of the ETA. In the event that an Affiliate of BofA has been assigned this Agreement and such Affiliate ceases to be an Affiliate of BofA, such Affiliate shall, and BofA shall cause such Affiliate to, immediately reassign this Agreement to an Affiliate of BofA. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns. In all such circumstances, the assignor shall remain liable hereunder as principal debtor notwithstanding such assignment.

7.8 FURTHER ASSURANCES. Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement.

7.9 EXPENSES. Except as provided in Section 7.3, each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants.

7.10 REMEDIES CUMULATIVE. Subject to the provisions of Article V hereof, the rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law.

7.11 CAUSE OF ACTION. No action, regardless of form, arising out of this Agreement may be brought by BofA more than two years after the facts giving rise to the cause of action arises and any cause of action shall be deemed to have arisen at the time the matter complained of first occurred regardless of whether that matter, or the losses or damages thereby allegedly caused, could not have been discovered by BofA until some time thereafter.

7.12 COUNTERPARTS. This Agreement may be executed and delivered in several counterparts and by each of the Parties on the same or separate counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and shall be effective as of the date hereof.

7.13 WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

7.14 RELATIONSHIP OF PARTIES. This is an agreement between separate legal entities and neither is the agent or employee of the other for any purpose whatsoever. The Parties do not intend to create a partnership or joint venture between themselves. Neither Party shall have the right to bind the other to any agreement with a Person or to incur any obligation or liability on behalf of the other Party.

7.15 SURVIVAL. The provisions of the Sections 3.1 (as to any outstanding fees and charges) 3.2, 3.3, 3.4, 3.5,3.6, Article V, Sections 6.1, 6.2, 7.1,
       7.2, 7.3, 7.4, 7.8, 7.10, 7.11, 7.13 and 7.15 shall remain in force and effect after the termination of this Agreement, until such time as the Parties may mutually agree to the release of the obligations contained therein.

TO WITNESS their agreement, the Parties have duly executed this Agreement on the date first written above.

724 SOLUTIONS INC.                BANK OF AMERICA NATIONAL TRUST &
                                  SAVINGS ASSOCIATION


Per: /s/ Christopher Erickson     Per: /s/ Michael DeVico
     ------------------------          ------------------
Name:  Christopher E. Erickson    Name:  Michael DeVico
Title: President                  Title: Executive Vice President
                                  Date:  June 1, 1999


                                  Per: /s/ Robert Newton
                                       -----------------
                                  Name:  Robert Newton
                                  Title: Vice President
                                  Date: June 1, 1999

                                    SCHEDULE "A"

                     SOFTWARE MAINTENANCE AND SUPPORT SERVICES
                                    ("SERVICES")

724 will provide the following "Services" in connection with the maintenance and support of the most recent Production Version the Software and the most recent prior Major Release:

       (a) UPDATES: 724 shall provide Updates to the Software whenever 724 provides them to its other customers generally, but no less frequently than every six months, unless no Updates have been made during that period. BofA will have the right to provide input into the Updates and delivery of such Updates, and 724 will use commercially reasonable efforts to accommodate such requests.

       (b) TELEPHONE SUPPORT: 724 will maintain a "Service Desk" based in Toronto, Ontario to provide BofA with a single point of contact for all questions and problems regarding the Software, and the repair of any Errors in the Software.

       (c) BOFA REQUESTS TO REPAIR ERRORS AND REQUESTS FOR IMPROVEMENTS: 724 will review requests to repair Errors in the Software at no charge to BofA. If it is determined that such request is a request for an Improvement, the terms of the Technology License Agreement relating to request for Improvements shall apply. If however such request is a request to fix an Error, then 724 shall repair such Error in accordance with the terms of this Schedule at no additional charge to BofA. The Parties will work, acting in good faith, to resolve whether any particular request is a request to repair an Error or a request for an Improvement.

724 reserves the right not to support any version of the Software that is older than the most recent prior Production Version of the Software or any customizations, modifications or enhancements made by any Person other than 724.

SERVICE DESK

       (a) LOCATION: 724 will establish and maintain a Service Desk at its offices in Toronto (or as determined by 724 from time to time).

       (b) BASIC SERVICES: 724 will provide the following basic Service Desk services:

              (i)    call and electronic mail answering and dispatch;

              (ii) problem management including trouble ticketing and call logging;

              (iii)  problem resolution; and

              (iv) maintenance of website providing electronic support via the Internet.

       (c) SERVICE HOURS: The 724 Service Desk will be available to receive calls from BofA between the hours of 9:00 a.m. and 5:00 p.m. (Toronto time), during Business Days ("Normal Service Hours"). Beeper support by a single 724 staff member will be available from 5:00 p.m. to 8:00 p.m. (Toronto
              Time) ("Extended Service Hours"), provided however that response times shall be double that of response times during Normal Service Hours. Normal Service Hours and Extended
              Service Hours are referred to as "Service Hours".

       (d)    ON-SITE SUPPORT:  724 will provide on-site support services for
              BofA:

              (i) for any Level 1 Priority failure (as defined below) in the event that 724 cannot correct a failure of the Software by telephone or electronically, and 724, acting reasonably, considers that the problem is caused solely by the failure of the Software; and

              (ii) if the BofA otherwise requests on-site support, but only if 724, in its sole discretion, determines that it has sufficient staff to provide such support on a case-by-case basis,

       provided, however, that BofA shall:

              (iii) reimburse 724 for all travel costs including without limitation all reasonable communications, transportation, lodging and meal expenses incurred by 724 in connection with such on-site service and all applicable taxes, duties and similar charges which are not recoverable by way of credit, refund, rebate, offset or other reimbursement; and

              (iv) if it is determined that the problem was not caused solely by failure of the Software, reimburse 724 for all labour costs, at 724's normal Time and Materials Rates.

       (e) SUPPORT AFTER SERVICE HOURS: The Services do not include support outside Service Hours. Service fees in respect of support outside Service Hours are in addition to the Annual Maintenance Fees. Support outside Service Hours shall be invoiced to BofA at the end of each month in which such services are rendered to BofA at 724's premium Time and Materials Rates for such services. Such support may be subject to a minimum charge of 1 hour per occurrence.

       (f) THIRD PARTY MATERIALS AND WARRANTY WORK: 724 shall use commercially reasonable efforts to solve any material problem experienced by BofA with the Third Party Materials included in or delivered together with the Software (through consultation with the publishers of Third Party Material) and shall, upon being notified by BofA of any such problem, inform BofA of a reasonable date by which 724 or the third party hopes to be able to solve such problem. Notwithstanding the forgoing, any change to the Software that is necessary to adapt the Software to any changes in Third Party Materials that 724 calls for BofA to use together with the Software, shall be treated, for the purposes of this Schedule, to be the repair of an Error.

SERVICE DESK PROCEDURES AND CORRECTION OF ERRORS

       (a) RESPONSE TIME FOR SERVICE DESK: For all BofA calls reported during Service Hours, a 724 Customer Service Representative shall determine if the question can be answered or problem resolved immediately over the telephone; however, if this is not possible, the 724 Customer Service Representative will:

              (i) assign a priority code (listed below under "Priority Codes") to the call that BofA requests; and

              (ii) attend to each service call in the order of the priority codes and date of receipt of the call.

       (b) EMERGENCY PROCEDURES AFTER SERVICE HOURS: In the case of an emergency after Service Hours, BofA shall first attempt to reach the 724 Customer Service Representative assigned to BofA and failing this, BofA may contact the persons listed on 724's then current emergency contact list. 724 will deliver the emergency contact list to BofA's contact person promptly after the Effective Date and after making any change to the list, but in no case less frequently than semi-annually.

PRIORITY CODES

The level of service and order of priority shall be determined by the priority codes assigned. BofA, working with 724, shall determine the relative merit of 'bumping' out other scheduled requests for service and development of requested Improvements. If 724 receives a telephone support call for an Improvement or for a lower priority service request, service for such item will be scheduled after all higher priority service calls have been addressed.

For the purposes of this Section entitled "Priority Codes":

       (a) "Core Services" means any material function of that part of the Software which does not reside on a client device (E.G. PC, wireless telephone, set top box, etc.), and which, if such function became Unavailable, would cause all, or substantially all of the Secondary Services, to be Unavailable; and banking and brokerage services.

       (b) "Secondary Services" means any material function of the Software that provides a customer of BofA with access to a group of host service (e.g. services like news, quotes, weather, horoscopes, etc., but not banking or brokerage services which are Core Services, and client device software such as PC, wireless telephone, set top box, etc.) offered by BofA to its customers.

       (c) "Unavailable" means that all, or substantially all of, the material functionality of either a Core Service or a Secondary Service, as the case may be, is unavailable to BofA and/or Customers of BofA, or is so severely hampered that regular processing cannot take place.

The priority codes that may be assigned to a call are:

              (i) LEVEL 1: An Error, defect or problem that has caused either (i) one or more Core Services to be Unavailable, or
                     (ii) two or more Secondary Services to be Unavailable; or a security issue that materially affects the integrity of any Core Services or Secondary Services.

              (ii) LEVEL 2: An Error, defect or problem has only caused a Secondary Service to be Unavailable; or a security issue that does not qualify as a Level 1 priority.

              (iii) LEVEL 3: An Error, defect or problem that does not qualify as either a Level 1 or Level 2 priority.

PERFORMANCE LEVELS

724 agrees to respond to each service call as follows:

              (i) LEVEL 1: 724 will assign an Incident Manager and respond to BofA within 30 minutes, and use its commercially reasonable efforts, working diligently, to repair the Error, defect or problem within 2 hours from receipt of the service call. If such Error, defect or problem is not resolved within 24 hours of receipt, 724's qualified staff will work with BofA personnel on a 24-hour per day basis, either at 724's location, or, at BofA's request, at any BofA location. Reasonable travel, accommodation and living expenses (having regard to the urgency and short time frames) will be the responsibility of BofA if travel is requested by BofA.

              (ii) LEVEL 2: 724 will assign an Incident Manager and respond to BofA within 2 hours, and use its commercially reasonable efforts, working diligently during Service Hours, to repair the Error, defect or problem within 48 hours of the service call. At BofA's request, and subject to availability of 724 resources, 724 will dispatch 1 or more resources to the location designated by BofA in order to resolve the matter. Reasonable travel, accommodation and living expenses (having regard to the urgency and short time frames) will be the responsibility of BofA

              (iii) LEVEL 3: 724 will respond within 1 day and to the extent technically possible, repair same within 30 days or, at the option of 724, with the next Major Release of the Software.

ESCALATION PROCEDURE

       (a)    SETTING PRIORITY CODES:

              (i) As provided in paragraph (a)(i) of the Section entitled SERVICE DESK PROCEDURES AND CORRECTION OF ERRORS, BofA may establish the priority code of calls, and 724 shall handle the call on the basis of that priority code.

              (ii) If 724 does not concur that the priority code BofA has assigned is correct, 724's Vice-President in charge of Maintenance and Support Services may so inform BofA's contact person in writing, explaining, by reference to the definition in the Section entitled PRIORITY CODE, why the facts of the call did not correspond to the priority code BofA assigned. 724 may invoice BofA at the Time and Materials Rates for Services rendered in connection with such call.

       (b) LEVEL 1 ERRORS: 724's entire liability in respect of its failure to correct any Level 1 Error is set out in Section 5.2.

724 will responded promptly to all such requests for escalations.

                                    SCHEDULE "B"
                           ARBITRATION RULES OF PROCEDURE

1.0 DISPUTES COVERED BY THESE RULES. The disputes to be covered by the provisions of these Rules of Procedures (the "Rules") are those disputes referred to in Section 7.2 of the Agreement to which this Schedule "B" is attached and which arise out of or relate to or are in connection with any of the formation, interpretation, application, operation, and enforcement of the Agreement.

1.1 EXCLUSIVE JURISDICTION. Subject to the provisions of Section 1.6 (Governing Law), it shall be a condition precedent to the bringing of any legal proceedings with respect to the disputes referred to in Section 7.2 (Arbitration), that the settlement procedure provided for in these Rules shall have been followed and completed.

1.2    APPOINTMENT OF ARBITRATION BOARD

(a) If any Party wishes to have any matter under this Agreement arbitrated in accordance with the provisions of this Agreement, it shall give notice ("Arbitration Notice") to the other Party specifying particulars of the matter or matters in dispute and proposing the name of its nominee.

(b) Arbitration shall be carried out by an Arbitration Board of three persons. If the Parties agree in writing, the Arbitration Board may be composed of a single arbitrator.

(c) The Parties will attempt in good faith to agree to a mutually acceptable qualified Arbitration Board, that is willing to act, but if the Parties are unable to do so within 15 days of the giving of the Arbitration Notice, either Party may request the applicable courts of the Province of Ontario to do so. Either Party may request that such courts, before making such appointment, consult with the President of the Computer Law Association as to the identity of suitable nominees as Arbitration Board.

(d) No member of the Arbitration Board may be a director, officer, an employee or shareholder of either Party or of any affiliate or associate of that Party or any associate of any such director, officer, employee or shareholder or any other person who has a direct financial interest in such Party or in any associate or affiliate of such Party or of a director, officer, employee, or shareholder of such Party or who has a direct financial interest in the matter in dispute. The terms "associate" and "affiliate" shall have the respective meanings ascribed to such terms by the BUSINESS CORPORATIONS ACT (Ontario) on the date hereof.

(e) The expenses of the Arbitration Board shall be borne equally by the Parties.

1.3 QUALIFICATIONS OF ARBITRATION BOARD. The Arbitration Board shall consist of three individuals, one of which shall have not less than 10 years experience as a licensed practising lawyer, and one of which shall have not less than 10 years experience in or with the computer software industry. If the Arbitration Board consists of only one person, as agreed by the Parties, then the sole arbitrator shall have not less than 10 years experience in or with the computer software industry and must have acted as an arbitrator or mediator within the previous 5 years.

Without limiting the generality of the foregoing, the Arbitration Board shall be at arm's length from both Parties and no member of the Arbitration Board shall be a member of the audit or legal firm or firms who advise either Party, nor shall he/she be a person who is otherwise regularly retained by such Parties.

1.4    SUBMISSION OF WRITTEN STATEMENTS

(a) Within 20 days of the appointment of the Arbitration Board, the Party initiating the arbitration (the "Claimant") shall send the other Party (the "Respondent") a Statement of Claim setting out in sufficient detail the facts and any contentions of law on which it relies, and the relief that it claims.

(b) Within 20 days of the receipt of the Statement of Claim, the Respondent shall send the Claimant a Statement of Defence stating in sufficient detail which of the facts and contentions of law in the Statement of Claim it admits or denies, on what grounds, and on what other facts and contentions of law he relies.

(c) Within 20 days of receipt of the Statement of Defence, the Claimant may send the Respondent a Statement of Reply.

(d) All Statements of Claim, Defence and Reply shall be accompanied by copies (or, if they are especially voluminous, lists) of all essential documents on which the Party concerned relies and which have not previously been submitted by any Party, and (where practicable) by any relevant samples.

(e) After submission of all the Statements, the Arbitration Board will give directions for the further conduct of the arbitration.

1.5    MEETINGS AND HEARINGS

(a) The arbitration shall take place in the Municipality of Metropolitan Toronto, Ontario or in such other place as the Claimant and the Respondent shall agree upon in writing. The arbitration shall be conducted in English unless otherwise agreed by such Parties and the Arbitration Board. Subject to any adjournments which the Arbitration Board allows, the final hearing will be continued on successive working days until it is concluded.

(b) All meetings and hearings will be in private unless the Parties otherwise agree.

(c) Any Party may be represented at any meetings or hearings by legal counsel.

(d) Each Party may examine, cross-examine and re-examine all witnesses at the arbitration.

1.6 POWERS OF ARBITRATOR. By submitting a dispute to settlement under these Rules, the Parties shall be taken to have conferred on the Arbitration Board the following jurisdiction and powers, to be exercised by the Arbitration Board so far as the relevant law allows, and in its absolute and unfettered discretion, if the Arbitration Board shall judge it to be expedient for the purpose of ensuring the just, expeditious, economical and final determination of the dispute. The Arbitration Board shall have jurisdiction to:

(a)    determine any question of fact and law;

(b)    determine any question as to its own jurisdiction;

(c) determine any question of good faith, dishonesty or fraud arising in the dispute;

(d) order any Party to furnish such further details of the Party's case, in fact or in law, as it may require;

(e) proceed notwithstanding the failure or refusal of any Party to comply with these Rules or with its orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that it intends to do so;

(f) order the Parties to produce to the Arbitration Board, and to each other for inspection, and to supply copies of, any documents in their possession or power which it determines to be relevant. Notwithstanding the foregoing, the Arbitration Board shall allow discovery only to the extent of a single request for production of documents; oral depositions or other discovery requests shall not be permitted unless the Arbitration Board finds and informs the Parties that denial of such requests would be manifestly unjust;

(g) receive and take into account such written or oral evidence as it shall determine to be relevant, whether or not strictly admissible in law;

(h) hold meetings and hearings (at which the Parties may be represented by legal counsel) and consider written and oral evidence and make his/her award (including any interim award considered necessary by the Arbitration Board, and the final award) in Ontario, and, with the concurrence of the Parties thereto, elsewhere; and

(i) make any other interim or final orders which it considers to be appropriate in all the circumstances for any of the above purposes.

In addition, the Arbitration Board shall have such further jurisdiction and powers as may be allowed to it by the INTERNATIONAL COMMERCIAL ARBITRATIONS ACT (Ontario), the Agreement, the specific submission referred to herein, the Rules of the Institute and the arbitral laws of any place in which it holds hearings or in which witnesses attend, and of any place in which it gives any directions or makes any orders or any award.

1.7 THE AWARD. The Arbitration Board shall include in its award an order as to the payment of the costs of the proceedings and reasonable counsel fees (including all applicable taxes, duties or similar charges imposed, levied or assessed under the relevant tax legislation) and, subject to the discretion of the Arbitration Board, costs will follow success unless, in the opinion of the Arbitration Board, there is a compelling reason to depart from such result. Any Party ordered to pay costs may avail itself of any procedure for the taxing of costs, provided, however, that the Parties specifically agreed that the officer taxing such costs need not be bound by any statutory scale of costs.

The Arbitration Board will make its decision in writing and, unless the Parties otherwise agree, the Arbitration Board's reasons will be set out in the award. The Arbitration Board will send such award to the Parties as soon as practicable after the conclusion of the proceedings. The award shall be final and binding on the Parties and shall not be subject to any appeal or review procedure whatsoever, provided that the Arbitration Board followed the Rules in good faith. The Arbitration Board shall reconsider its findings once at the request and expense of a Party, but in such event shall limit the Parties to a single memorandum stating any relevant new evidence, points and authorities, unless doing so would be manifestly unjust.

1.8 Access to Courts for Enforcement and Interim Remedies. The Parties consent to the award of the Arbitration Board being entered in any Court having jurisdiction for the purposes of enforcement. In addition, if it appears to any Party that the Arbitration Board lacks the power to give effective interim relief, either Party may apply to any appropriate Court for such relief.

1.9 Confidentiality. All meetings and hearings of or by the Arbitration Board shall be in private. All matters in dispute, all claims, submissions, evidence and findings, and the award itself (collectively, the "Information") shall be kept confidential by the Arbitration Board, and no information regarding any of the foregoing will be released to any third party or otherwise made public without the written consent of both Parties, except as otherwise contemplated herein and except for such information which is not Confidential Information.